As filed with the Securities and Exchange Commission on March 23, 1999
                                     Securities Act Registration No. 33-72052
                             Securities Exchange Act Registration No. 0-18590
_____________________________________________________________________________

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

            POST-EFFECTIVE AMENDMENT NO. 5 TO FORM SB-2 ON FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         GOOD TIMES RESTAURANTS INC.
            (Exact name of registrant as specified in its charter)

                                   Nevada
        (State or other jurisdiction of incorporation or organization)

                                 84-1133368
                     (I.R.S. Employer Identification No.)

                            601 Corporate Circle
                            Golden, Colorado 80401
                               (303) 384-1400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Boyd E. Hoback, President
                          Good Times Restaurants Inc.
                             601 Corporate Circle
                            Golden, Colorado 80401
                                (303) 384-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:
                            Andrew L. Pidcock, Esq.
                    Ballard Spahr Andrews & Ingersoll, LLP
                         1225 17th Street, Suite 2300
                            Denver, Colorado 80202
                                (303) 299-7313
                             (303) 296-3956 (FAX)

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


                        Calculation of Registration Fee
=============================================================================
                                        Proposed      Proposed
  Title of                              maximum       maximum
each class of                           offering      aggregate    Amount of
securities to be       Amount to be      price        offering   registration
 registered             registered      per unit       price          fee

Common Stock,
$.001 par value         322,000(1)      $3.875(2)    $1,247,750     $347(3)
=============================================================================

(1) The number of shares of Common Stock, which reflects a one share-for-five shares reverse split of the Registrant's shares of Common Stock in February 1998, underlying the Registrant's previously registered and now publicly traded Series B Redeemable Common Stock Purchase Warrants. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issued pursuant to anti-dilution provisions applicable to the warrants.

(2) Estimated solely for purposes of calculation of the registration fee pursuant to Rule 457(c). Represents the average of the closing bid and ask prices of the Common Stock as quoted on the Nasdaq Small Cap Market for January 20, 1999.

(3)   $1,666 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                 PROSPECTUS

                    Subject to Completion, March 20, 1999



                         GOOD TIMES RESTAURANTS INC.

                       322,000 Shares of Common Stock
          Underlying Series B Redeemable Common Stock Purchase Warrants


     This prospectus is for the offer and sale of 322,000 shares of Good Times Restaurants common stock underlying the publicly traded series B redeemable common stock purchase warrants. A holder of a series B warrant is currently entitled to purchase one share of common stock at an exercise price of $10.00 until April 12, 1999. Good Times Restaurants has determined to amend the terms of the series B warrants to extend the term to __________,1999 and to reduce the exercise price to $____ per share of common stock. The number of shares of common stock underlying the series B warrants indicated in this prospectus reflects a 1 share-for-5 shares reverse split of Good Times Restaurants common stock in February 1998.

     The common stock is listed for trading on the Nasdaq SmallCap Market under the symbol "GTIM." The series B warrants are listed for trading on the Nasdaq SmallCap Market under the symbol "GTIMZ."

     Consider carefully the risk factors that we discuss beginning on page 2 in this prospectus.

     Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


             The date of this prospectus is March ____, 1999


                           TABLE OF CONTENTS


                                                                  Page

SUMMARY ............................................................1
RISK FACTORS .......................................................2
MATERIAL CHANGES ...................................................6
USE OF PROCEEDS ....................................................6
DESCRIPTION OF COMMON STOCK ........................................7
LEGAL MATTERS ......................................................7
EXPERTS ............................................................7
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE ..................7
SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES .....8


                                SUMMARY

     This summary highlights selected information from this document and does not contain all of the information that you need to consider in making your investment decision.


Our Company

Good Times Restaurants Inc.
601 Corporate Circle
Golden, Colorado 80401
(303) 384-1400

     Good Times Restaurants operates and develops Good Times! Drive Thru Burgers SM restaurants. Our restaurants feature fast service and a limited, high quality menu for drive-through and walk-up customers. We can generally sell our products at comparable or lower prices than the major fast food hamburger chains due to:

      -     the simplicity of the menu,

      - the relatively low capital investment requirements of our restaurants, and

      -     the efficient design of our buildings and equipment.

     Most of our restaurants utilize a double drive-through concept that allows simultaneous service from opposite sides of the restaurant and one or two walk-up windows with a patio for outdoor eating. The double drive-through restaurants are less than one-third the size of the typical restaurants of the four largest hamburger chains and require approximately one-half the land area. Most of our 29 restaurants are in the Denver and Colorado Springs, Colorado areas. Five of our restaurants have a lobby with indoor seating. Four restaurants have a dining room.

The Offering

     This prospectus is for the offer and sale of 322,000 shares of common stock underlying our publicly traded series B redeemable common stock purchase warrants. A holder of a series B warrant is currently entitled to purchase one share of common stock at an exercise price of $10.00 until April 12, 1999. Good Times Restaurants has determined to amend the terms of the series B warrants to extend the term to __________, 1999 and to reduce the exercise price to $____ per share of common stock.


                                RISK FACTORS

     You should consider carefully the following risk factors before making an investment decision on the securities covered by this prospectus.

We Have Incurred Losses In Every Fiscal Year Since Inception And We Have Limited Working Capital

     We have incurred losses every year since our inception and as of December 31, 1998 we had an accumulated deficit of $9,121,000. As of December 31, 1998, we had working capital of only $29,000. Our operating losses have been primarily due to:

      -     high general and administrative expenses,

      -     expenses for training and regional management, and

      - losses from the Round The Corner chain and restaurants in Las Vegas which have been disposed of.

     As we develop additional restaurants, we expect that the increase in operating income generated by those restaurants will improve our financial results. However, we cannot assure you that we will achieve profitability on a consistent basis.

We May Not Be Able To Sustain Recent Same Store Sales Increases

     We may not be able to sustain the same store sales increases that were experienced during the last two quarters of the fiscal year ended September 30, 1998 and the current fiscal year's first quarter ended December 31, 1998. Sales increases will depend in part on the success of our advertising and promotion of new and existing menu items. We cannot assure you that our advertising and promotional efforts will in fact be successful.

We May Not Be Able To Successfully Compete In The Highly Competitive Hamburger Restaurant Market

     The hamburger restaurant market is highly competitive. Our competitors include many recognized national and regional fast-food hamburger restaurant chains such as McDonald's, Burger King, Wendy's and Carl's Jr. We also compete with small regional and local hamburger and other fast-food restaurants, many of which feature drive-through service. Most of our competitors have greater financial resources, marketing programs and name recognition. In addition, since only a relatively small amount of capital is required to establish a small double drive-through restaurant, other companies may enter the market and compete with us by developing similar restaurants.

     All of the major hamburger chains have increasingly offered selected food items and combination meals at discounted prices and have recently intensified their promotions of value priced meals. Continued discounting by competitors may adversely affect the revenues and profitability of our restaurants. In addition, we may not be able to successfully compete with other fast food restaurants if there is an unforeseen change in consumer tastes or concerns about the nutritional quality of red meat or fried foods.

We May Not Be Able To Obtain Suitable Sites For Our Restaurants

     Location of our restaurants in high-traffic and readily accessible areas is an important factor for our success. Drive-through restaurants require sites with specific characteristics and there are a limited number of suitable sites available in our geographic markets. Since suitable locations are in great demand, we may not be able to obtain optimal sites at a reasonable cost. In addition, we cannot assure you that the sites we do obtain will be successful.

We Need Additional Financing To Fully Implement Our Business Plan

     In order to fully develop the Denver and Colorado Springs markets and to expand into markets outside of Colorado, we will require additional financing. We cannot assure you that the necessary financing will be available on reasonable terms.

We May Not Be Able to Retain Our Key Management Employees That We Need To
Succeed

     We believe our current operations and future success depend largely on the continued services of our management employees, in particular Boyd E. Hoback. Although we have entered into an employment agreement with Mr. Hoback, he may voluntarily terminate his employment with us at any time. In addition, we do not maintain key-man insurance on Mr. Hoback's life. The loss of Mr. Hoback's services could have a material adverse effect upon our financial condition and results of operations.

Our Proprietary Service Mark May Not Be Adequately Protected

     We believe that our service mark Good Times! Drive Thru Burgers SM is an important proprietary right for our business. We have registered this mark in Colorado and intend to register in each state that we or a franchisee intends to open a restaurant. In addition, we have applied for federal registration. However, our actions may be inadequate to protect our mark or to prevent others from claiming violations of their trade or service marks. Therefore, we may not be able to use our service mark in all jurisdictions in which we expect to conduct business.

Our Development Plans Depend On Expanding Through Franchisees That We Would Not Completely Control

     We have sold 13 franchises but cannot assure you that we will be able to sell additional franchises or that our current or prospective franchisees will fulfill their obligations under the franchise agreements. Our intended development of the Denver and Colorado Springs markets would be adversely affected if we cannot sell additional franchises on reasonable terms or the franchisees do not fulfill their obligations to us.

Our Results Of Operations May Suffer If We Cannot Obtain Reasonably Priced Food Supplies And Labor

     The profitable operation of restaurants depends in part on the availability of reasonably priced food supplies and labor. The cost and availability of food supplies is subject to seasonal and local factors beyond our control. We typically pay labor on an hourly basis in amounts at or moderately above the minimum wage. Future increases in the cost of food supplies or the minimum wage which we cannot pass on to our customers could have a material adverse effect on our results of operations through increased expenses without corresponding increases in revenues.

Our Use Of Ground Lease Financing May Result In Unexpected Losses

     Ground leases are often used to finance the acquisition of land for the development of restaurants. Under our ground leases, we lease the land and at our cost construct the building and other improvements. If we default on a ground lease, the landlord may terminate the lease and thus deprive us not only of the use of the land, but also of the improvements that we constructed. In addition, the resale value of our interest in a ground lease may be less than if we owned the land, particularly toward the end of the lease term.

The Failure Of Systems And Equipment On Which We Depend To Be Year 2000 Compliant Could Adversely Affect Our Business

     Computer programs or other embedded technology that have been written using two digits to define the applicable year and that have time-sensitive logic may recognize a date using "00" as the Year 1900 rather than the Year 2000. This could result in widespread miscalculations or system failures. If we and our vendors and suppliers are unable to address Year 2000 issues in a timely manner, under a worst case scenario it could result in material financial risk, including the loss of revenue and substantial unanticipated costs. Therefore, we plan to devote all resources necessary to resolve significant Year 2000 issues in a timely manner.

     Both information technology systems and non-IT systems using embedded technology may be affected by the Year 2000. We have initiated an enterprise-wide program to prepare our IT and non-IT systems and applications for the Year 2000. We have completed the assessment phase of our Year 2000 program. We believe that we are fully prepared to implement all computer hardware and software replacements and upgrades by the quarter ending June 30, 1999 and have completed a comprehensive plan for the organization-wide implementation. We expect to incur internal staff costs as well as consulting and other expenses related to our Year 2000 program. We have not completed the process of verification of whether vendors and suppliers with which we have material relationships are Year 2000 compliant. We intend to complete this verification process with our vendors and suppliers by the quarter ending June 30, 1999. The process of verification includes contacting each vendor's IT department to determine their state of Year 2000 readiness and requesting written documentation outlining each vendor's Year 2000 compliance plan. We have contacted our major food supplier and have received assurances that such supplier has addressed the Year 2000 issue and the specific actions that are being taken in connection with its business operations.

     We estimate that expenditures for Year 2000 issues will be approximately $125,000 for fiscal 1999. However, we are not able to determine the total costs for our Year 2000 program or whether the Year 2000 will have a material effect on our financial condition, results of operations or cash flows.

Our Shareholder Rights Plan And Our Right To Issue Preferred Stock Could Make It Difficult For A Third Party To Acquire Us

     In 1998 our board of directors adopted a shareholder rights plan, which is often referred to as a "poison pill." The plan makes it more difficult for a third party to acquire control of us without approval of the board of directors, even if the acquisition would be at a premium to the market price of our common stock. In addition, our articles of incorporation authorize the board of directors to issue without shareholder approval up to 5,000,000 shares of preferred stock. The issuance of preferred stock could make it more difficult for a third party to acquire us.

We Have A Significant Number Of Outstanding Options And Warrants Which May Adversely Affect Our Common Stock Price

     We have outstanding options and warrants to acquire up to 664,093 shares of our common stock for an aggregate purchase price of approximately $6,051,925. This represents an average purchase price of $9.11 per share. It is not likely that these options and warrants will be exercised unless our common stock price increases significantly to exceed the exercise price. However, if they are exercised it is likely that the common stock issued for the exercise will be sold soon thereafter, which may have an adverse effect on our common stock price.

Investors May Find It Difficult To Trade Our Common Stock If We Cannot Maintain Our Nasdaq Listing

     Our common stock is currently listed for trading on the Nasdaq SmallCap Market. The Nasdaq maintenance rules require among other things that our common stock price remain above $1.00 per share and that we have minimum net tangible assets in excess of $2 million. We were required to obtain shareholder approval in 1998 for a reverse stock split to maintain a sufficient per share price to preserve our Nasdaq listing.

     If we were delisted from Nasdaq, the following could occur:

      - broker-dealers could be less willing to effect transactions in our common stock,

      -     the news coverage associated with Nasdaq stocks would be lost,

      -     our common stock price could decrease, and

      - investors could find it difficult to sell or obtain accurate quotations for the market value of our common stock and thus may hold a highly illiquid security.

Our Actual Future Financial Condition and Results Of Operations May Differ Materially From Those Expressed Or Implied By Our Forward-Looking Statements

     This prospectus contains or incorporates by reference forward-looking statements within the meaning of the Securities Act of 1933. Also, documents subsequently filed by us with the SEC and incorporated in this prospectus by reference may contain forward-looking statements. You are cautioned that any forward-looking statements made by us in this prospectus are not guarantees of future performance and that actual results could differ materially from those expressed or implied by the forward-looking statements due to various risk factors discussed above, including those discussed above under the following captions:

      -     We May Not Be Able To Sustain Recent Same Store Sales Increases,

      - We May Not Be Able To Successfully Compete In The Highly Competitive Hamburger Restaurant Market,

      -     We Need Additional Financing To Fully Implement Our Business
            Plan, and

      - Our Results Of Operations May Suffer If We Cannot Obtain Reasonably Priced Food Supplies And Labor.

     You are cautioned that the risk factors discussed above are not exhaustive, particularly with respect to forward-looking statements included in documents subsequently filed by us with the SEC and incorporated in this prospectus by reference.

                              MATERIAL CHANGES

     There are no material changes in the affairs of Good Times Restaurants which have occurred since September 30, 1998 and which have not been described in the Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998 or the Current Report on Form 8-K dated March 17, 1999 incorporated by reference into this prospectus.

                              USE OF PROCEEDS

     Good Times Restaurants intends to use all of the net proceeds that it receives from the exercise of the series B warrants for the purpose of developing new restaurants.


                        DESCRIPTION OF COMMON STOCK

     The shares of common stock covered by this prospectus will be fully paid and nonassessable when issued upon exercise of the series B warrants in accordance with their terms. Holders of common stock have no preemptive rights. Each stockholder is entitled to one vote for each share of common stock that he or she holds. There is no right to cumulate votes for election of directors. If Good Times Restaurants is liquidated, the assets legally available for distribution to common stockholders after required distributions to any preferred stockholders will be distributed ratably among the common stockholders in proportion to the number of shares they hold. Holders of common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available therefor.

     In March 1998 the board of directors adopted a shareholder rights plan. Under the plan each share of common stock also represents a right to purchase one additional share of common stock at a price of $10 per share exercisable on or before December 31, 1999. In the event of an acquisition of 20% or more of Good Times Restaurants in a transaction not approved by the board of directors, each right will entitle the holder to purchase one share of common stock of Good Times Restaurants or of the acquirer at a price equal to one-half of the trading market price of such stock. Good Times Restaurants may at any time elect to reacquire the rights by the payment of $.001 per right. The rights are not represented by separate certificates and do not have any public trading market. The board of directors has the right to at any time amend, supplement or terminate the plan.

                               LEGAL MATTERS

     The law firm of Ballard Spahr Andrews & Ingersoll, LLP, 1225 17th Street, Suite 2300, Denver, Colorado 80202, has passed upon the legality of the shares of common stock offered hereby.

                                 EXPERTS

     The audited consolidated financial statements of Good Times Restaurants incorporated by reference into this prospectus have been audited by Hein + Associates LLP, to the extent and for the periods indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows Good Times Restaurants to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Good Times Restaurants and its financial condition.

     SEC Filing (File No. 0-18590)              Period
     ______________________________             ___________

     Annual Report on Form 10-KSB               Fiscal year ended September
                                                30,1998

     Quarterly Report on Form 10-QSB            Quarter ended December 31,
                                                1998

     Current Report on Form 8-K                 Dated March 17, 1999

     Registration Statement on Form 8-A         Dated February 9, 1994

     Registration Statement on Form 8-A         Dated May 11, 1990, as amended
                                                by Amendment No. 1 on Form 8
                                                dated July 27, 1992

     In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents. This means that any future annual, quarterly and special SEC reports and proxy materials filed by us until we terminate the offering will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus.

     As a recipient of this prospectus, you may request a copy of any document we incorporate by reference, except exhibits to the documents unless the exhibits are specifically incorporated by reference, at no cost, by writing or calling us at: Good Times Restaurants Inc., 601 Corporate Circle, Golden, Colorado 80401, Attention: Boyd E. Hoback; (303) 384-1400.

     We filed a registration statement relating to the shares of common stock underlying the series B warrants with the SEC. This prospectus is part of the registration statement, but the registration statement includes additional information.

     You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a copying fee, by writing to the SEC. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

        SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Nevada General Corporation Law provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     Provisions of Good Times Restaurants' articles of incorporation and bylaws obligate Good Times Restaurants to indemnify its directors and officers to the fullest extent permitted under Nevada law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Good Times Restaurants pursuant to the foregoing provisions or otherwise, Good Times Restaurants has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                PROSPECTUS


                        GOOD TIMES RESTAURANTS INC.

                      322,000 Shares of Common Stock
       Underlying Series B Redeemable Common Stock Purchase Warrants



     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

     We are not offering the securities in any state where the offer is not permitted.

     We do not claim the accuracy of the information contained in this prospectus as of any date other than the date stated on the front cover of this prospectus. We do not claim the accuracy of any information incorporated by reference in this prospectus after the date stated on the front cover of this prospectus as of any date other than the date that the subsequent information is incorporated by reference.


                                   PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

     The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:

 Total Registration Fee Under the Securities Act of 1933        $     0(1)
 Printing and Engraving                                             250*
 Accounting Fees and Expenses                                     4,000*
 Legal Fees and Expenses                                         10,000*
 Blue Sky Fees and Expenses (including related legal fees)        3,000*
 Miscellaneous                                                      500*

                Total                                           $17,750

(1) The current registration fee is $347. A registration fee of $1,666 was paid upon the original filing of this Registration Statement.

*Estimated

Item 15.   Indemnification of Directors and Officers.

     Article IX of the Bylaws of the Registrant, in accordance with the Nevada General Corporation Law, provides as follows:

     Section 1. Indemnification Against Third Party Claims. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     Section 2. Indemnification Against Derivative Claims. The corporation shall further indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation; provided that indemnification shall not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 3. Rights to Indemnification. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Section 4. Authorization of Indemnification. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination shall be made: (a) by the stockholders, (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (c) if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion, or (d) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     Section 5. Advancement of Expenses. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, by reason of the fact that he was a director or officer of the corporation, shall be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection 5 do not affect any rights to advancement of expenses to which corporate personnel other than directors and officers may be entitled under any contract or otherwise by law.

     Section 6. Indemnification by Court Order. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under these Articles of Incorporation or the Bylaws of the corporation, or any other agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 hereof or for the advancement of the expenses made pursuant to subsection 5 hereof, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     Section 7. Insurance. The Board of Directors may, in its discretion, direct that the corporation purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or rising out of his status as such, whether or not the corporation would have the power to indemnify him against liability under the provision of this Section.

     Section 8. Settlement by Corporation. The right of any person to be indemnified shall be subject always to the right of the corporation by the Board of Directors, in lieu of such indemnification, to settle any such claim, action, suit or proceeding at the expense of the corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

     Article IX of the Articles of Incorporation of the Registrant provides as follows:

     The Corporation shall indemnify all officers, directors and agents of the Corporation to the fullest extent permitted by Nevada law, as the same exists or may hereafter be amended. Such indemnification shall include, but not be limited to, indemnification against monetary damages for breach of fiduciary duty.

     Article XIV of the Articles of Incorporation of the Registrant provides as follows:

     No director or officer of the Corporation shall have any personal liability to the Corporation or its stock holders for damages for breach of fiduciary duty as a director or officer; provided that directors and officers shall not be exonerated from personal liability for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or
(b) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes.


Item 16.   Exhibits

     The following is a list of exhibits furnished as part of this Registration Statement:

    Exhibit No.   Description

       4.1 Form of Series B Redeemable Common Stock Purchase Warrant Certificate for the purchase of shares of Registrant's Common Stock registered herewith. (Previously filed as Exhibit 4.1 to Amendment No. 3 to the Company's Registration Statement on Form SB-2 (Registration No. 33-72052) and incorporated herein by reference).

       4.2 Series B Warrant Agreement (Previously filed as Exhibit 4.2 to Amendment No. 3 to the Company's Registration Statement on Form SB-2 (Registration No. 33-72052) and incorporated herein by reference).

       4.3 First Amended and Restated Series B Warrant Agreement dated effective as of February 10, 1997. (Previously filed as Exhibit 4.3 to Amendment No. 4 on Form S-3 to the Company's Registration Statement on Form SB-2 (Registration No. 33-72052) and incorporated herein by reference.)

       5.1        Opinion of Ballard Spahr Andrews & Ingersoll, LLP.
                  (Previously filed as Exhibit 5.1 to Amendment No. 4 on Form S-3 to the Company's Registration Statement on Form SB-2 (Registration No. 33-72052) and incorporated herein by reference.)

      23.1        Consent of Ballard Spahr Andrews & Ingersoll, LLP.
                  (Previously filed as Exhibit 5.1 to Amendment No. 4 on Form S-3 to the Company's Registration Statement on Form SB-2 (Registration No. 33-72052) and incorporated herein by reference.)

      23.2        Consent of Hein + Associates LLP*

      24.1 Power of Attorney (previously filed in Part II to Amendment No. 4 on Form S-3 to the Company's Registration Statement on Form SB-2 (Registration No. 33-72052) and incorporated herein by reference.)

*  Filed herewith.


Item 17.   Undertakings.

     (a)   The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                 (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

               (iii) Include any additional or changed material information on the plan of distribution.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) For determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

           (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

           (4) For determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or
(4) or 497(h) under the Securities Act of 1933 (Sections 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

          (5) For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado on March 20, 1999.

                           GOOD TIMES RESTAURANTS INC.

                           By: /s/ Boyd E. Hoback
                               ___________________________________
                              Boyd E. Hoback, Director, Chief Executive
                              Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                    Title                        Date

/s/ Geoffrey R. Bailey*
_____________________      Chairman of the Board of       March 20, 1999
Geoffrey R. Bailey         Directors, Director

/s/ Boyd E. Hoback
______________________     Director, Chief Executive      March 20, 1999
Boyd E. Hoback             Officer and President
                           (principal executive
                           officer and a director)

/s/ Susan Knutson*
______________________     Controller (principal          March 20, 1999
Susan Knutson              accounting and financial
                           officer)

/s/Dan W. James II*
______________________     Director                       March 20, 1999
Dan W. James II

______________________     Director                       March 20, 1999
Richard J. Stark

/s/ Thomas P. McCarty*
______________________     Director                       March 20, 1999
Thomas P. McCarty

/s/ Alan A. Teran*
______________________     Director                       March 20, 1999
Alan A. Teran

     /s/Boyd E. Hoback
*By:_____________________
    Boyd E. Hoback
    Attorney-in-fact